     Exhibit 99.24

Excerpts from Section G - “The Québec Economy: Recent Developments and Outlook for 2019 and 2020” of “Budget 2019-2020 - The Québec Economic Plan – March 2019”, March 21, 2019

TABLE G.5

Economic outlook for Québec
(percentage change, unless otherwise indicated)

	2018	2019	2020	2021	2022	2023

Output

Real gross domestic product	2.3	1.8	1.5	1.3	1.3	1.3

Nominal gross domestic product	4.3	3.5	3.2	3.0	3.0	3.1

Nominal gross domestic product ($billion)	435.3	450.6	464.9	479.0	493.6	508.9

Components of GDP (in real terms)

Final domestic demand	2.8	2.0	1.5	1.2	1.2	1.3

– Household consumption	2.6	2.0	1.5	1.4	1.4	1.4

– Government spending and investment	2.6	1.7	1.0	0.6	0.8	1.0

– Residential investment	3.8	–0.8	0.1	0.2	0.2	0.3

– Non-residential business investment	4.3	5.0	3.8	2.3	2.2	2.2

Exports	2.9	2.6	2.2	2.1	2.0	1.9

Imports	3.3	2.1	1.8	1.8	1.6	1.7

Labour market

Population (thousands)	8 390	8 452	8 514	8 575	8 634	8 693

Population aged 15 and over (thousands)	6 986	7 039	7 081	7 126	7 173	7 223

Jobs (thousands)	4 262	4 301	4 328	4 351	4 371	4 386

Job creation (thousands)	38.9	38.8	27.1	23.0	20.0	15.0

Unemployment rate (%)	5.5	5.4	5.3	5.2	5.1	5.0

Other economic indicators (in nominal terms)

Household consumption	4.0	3.2	3.3	3.0	3.0	3.0

– Excluding food expenditures and shelter	4.2	2.8	3.0	2.7	2.8	2.8

Housing starts (thousands of units)	46.9	42.8	40.7	39.4	38.0	36.6

Residential investment	8.5	1.9	2.2	2.3	2.2	2.3

Non-residential business investment	5.3	6.2	4.5	3.4	3.8	3.8

Wages and salaries	5.2	3.2	3.1	3.0	3.0	2.9

Household incomes	4.4	3.4	3.4	3.2	3.1	3.1

Net operating surplus of corporations	3.2	4.7	4.3	3.5	3.5	3.5

Consumer price index	1.7	1.4	2.0	2.0	2.0	2.0

– Excluding food and energy	1.3	1.7	1.8	1.8	1.8	1.8

Sources:	Institut de la statistique du Québec, Statistics Canada, Canada Mortgage and Housing Corporation and Ministère des Finances du Québec.

The Québec Economy:
Recent Developments and Outlook for 2019 and 2020	G.17

TABLE G.7

Canadian financial markets
(average annual percentage rate, unless otherwise indicated, end-of-the-year data in brackets)

	2018	2019	2020

Target for the overnight rate	1.4 (1.8)	1.9 (2.0)	2.2 (2.3)

3-month Treasury bills	1.4 (1.7)	1.9 (2.2)	2.2 (2.3)

10-year bonds	2.3 (2.0)	2.3 (2.6)	2.8 (3.0)

Canadian dollar (in U.S. cents)	76.9 (73.3)	76.7 (77.5)	78.6 (79.6)

U.S. dollar (in Canadian dollar)	1.30 (1.36)	1.30 (1.29)	1.27 (1.26)

Sources: Statistics Canada, Bloomberg and Ministère des Finances du Québec.